Exhibit 10.13
FORM OF EMPLOYMENT AGREEMENT
     THIS AGREEMENT (“Agreement”), by and between FLOW INTERNATIONAL CORPORATION, a Washington corporation (the “Company”), and Dr. John B. Cheung (the “Executive”) is made and is effective as of the Effective Date set forth in Section 2 below.
RECITALS
          A. The Company and OMAX Corporation (the “Seller”) entered into an Agreement and Plan of Merger between the Company and the Seller dated [ ], 2008 (the “Purchase Agreement”). Prior to the closing date of the transactions described in the Purchase Agreement (the “Close”), the Executive was employed as described in the Omax Corporation Independent Contractor Agreement between Seller and Puget Partners dated April 18, 2002 (“Puget Partners Agreement”).
          B. The Executive desires to be employed by the Company, and the Company desires to employ the Executive after the Close, pursuant to the terms and conditions of this Agreement.
TERMS AND CONDITIONS
     In consideration of the mutual covenants set forth herein, the Company and the Executive hereby agree as follows:
     1. Employment. The Company hereby agrees to employ the Executive, and the Executive agrees to serve the Company, in the capacities described herein during the Period of Employment (as defined in Section 2 of this Agreement), in accordance with the terms and conditions of this Agreement.
     2. Period of Employment. The term “Period of Employment” shall mean the period which commences effective on the Close (the “Effective Date”) and, unless earlier terminated pursuant to Section 6, ends on the second anniversary of the Effective Date. During the term of this Agreement, the Company reserves the right to terminate the employment relationship with or without reason or advance notice, subject to the termination payment provisions set forth in Section 7. This Agreement may only be extended by the mutual written agreement of the Executive and the Company. In the event that the Executive’s employment continues with the Company or any of its affiliates without the Company’s and the Executive’s mutual written agreement after expiration of this Agreement (an “Extended Period of Employment”), such employment will be on an at-will basis, and either the Executive or the Company may then terminate the employment relationship for any reason, with or without notice, and in such event the Executive will not be entitled to any compensation or benefits following the termination, other than compensation earned through and including the date of termination of employment, and accrued unused vacation and vested benefits, if any exist, regardless of the reason for termination and regardless of the provisions of Sections 6 and 7 of this Agreement.
     3. Duties During the Period of Employment.
          3.1. Duties. From the Effective Date through the Period of Employment, the Executive shall be employed as President, OMAX, with the responsibility to lead the Company’s segment for Company’s standard systems, as well as serving as President of the Seller and as a board member for Seller. The Executive shall initially report to Charles M. Brown, Company President and CEO (“CEO”), and shall perform such duties as the Executive shall reasonably be directed to perform. The Executive’s title, assignment and duties are subject to change at the Company’s discretion. The Executive will comply with all rules, policies and procedures of the Company as modified from time to time in the Company’s sole discretion, including, without limitation, rules and procedures set forth in the Company’s employee handbook as adopted and modified from time to time. The Executive will perform all of the Executive’s responsibilities in compliance with all applicable laws and will make diligent efforts to ensure that the operations that the Executive manages are in compliance with all applicable laws. The Company shall appoint the Executive to the Board of Directors of Company (“Board”) on or about the Effective Date and, at the next annual meeting after the Effective Date, shall nominate Executive for an additional term, provided that he remains employed by the Company at such time. The Executive shall serve on the Board for no consideration other than that provided for in this Agreement.
          3.2. Scope. From and after the Effective Date and continuing through the Period of Employment and any Extended Period of Employment, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company. It shall not be a violation of this Agreement for the Executive to (i) deliver occasional lectures, fulfill occasional speaking engagements or teach occasional courses or seminars at educational or professional institutions or (ii) manage personal investments, so long as such activities do not interfere, in the sole judgment of the CEO, in any significant respect, with the Executive’s responsibilities hereunder. Furthermore, it shall not be a violation of this Agreement for the Executive to (i) serve on no more than two (2) civic or charitable boards or committees or (ii) serve as a director on the board of directors of not more than one other public company, in each case with the prior permission of the CEO.
     4. Compensation and Other Payments.
          4.1. Salary. For the period beginning on the Effective Date and continuing through the Period of Employment, the Company shall pay the Executive a base salary at the rate of $270,000 per year (the “Base Salary”). The Executive’s Base Salary shall be paid in accordance with the Company’s executive payroll practice. The Base Salary will remain unchanged during the Period of Employment. During any Extended Period of Employment, the CEO or his designee may in his sole discretion increase or decrease the Base Salary.
          4.2. Annual Incentive Plans. Executive will be entitled to participate, on a basis prorated for the actual period of employment, in the Fiscal 2009 Annual Cash Incentive

Plan for Management Employees (“CIP”). Executive shall participate in the CIP at a 40% bonus target, subject to all terms and conditions of the CIP. The bonus program replaces and supersedes any other bonus programs, including bonus programs or arrangements with Seller (either directly or through Puget Partners).
     5. Other Executive Benefits.
          5.1. Regular Reimbursed Business Expenses. Subject to the Executive’s compliance with the policies and procedures applicable to all senior executives of the Company, the Company shall reimburse the Executive for all expenses and disbursements reasonably incurred by the Executive in the performance of his duties hereunder during the Period of Employment and any Extended Period of Employment.
          5.2. Benefit Plans. During the Period of Employment and any Extended Period of Employment, the Executive shall be entitled, to the extent such benefits are provided by the Company and subject to any normally applicable waiting periods and eligibility criteria, to participate, on a basis commensurate with the Executive’s position, in any group and/or executive life, hospitalization or disability insurance plan, health program, pension, profit sharing, Employee Stock Ownership Plan, 401(k) and similar benefit plans (qualified, non-qualified and supplemental) or other fringe benefits (it being understood that items such as stock options and other equity awards are not “similar benefit plans” or “fringe benefits”) of the Company (collectively referred to as the “Benefits”). Nothing in this Section 5.2 shall obligate the Company to establish or amend any benefit plans or programs to cover the Executive nor limit the Company’s right to amend or terminate its benefit plans at any time, in its sole discretion.
          5.3. Vacation. The Executive shall be entitled to four (4) weeks of vacation in each calendar year during the Period of Employment and any Extended Period of Employment, prorated for any partial calendar year. Use of vacation will be governed by the Company’s employee handbook as adopted and modified from time to time.
     6. Termination.
          6.1. Death. This Agreement and the Period of Employment and any Extended Period of Employment shall terminate automatically upon the Executive’s death.
          6.2. Total Disability. This Agreement and Executive’s employment hereunder shall terminate upon the Total Disability, as defined below, of Executive. The term “Total Disability” as used herein shall mean Executive’s inability (with or without such accommodation as may be required by law protecting persons with disabilities and that places no undue burden on the Company) as determined in good faith by the Board and memorialized in a written Notice of Termination, to perform his duties hereunder for a period of one hundred twenty (120) consecutive days or periods aggregating one hundred eighty (180) calendar days within twelve (12) consecutive months as a result of physical or mental illness, unless Executive is granted a leave of absence by the Board. Executive and the Company hereby acknowledge that Executive’s ability to perform the duties contemplated by Section 3 is of the essence of this

Agreement. It is understood that nothing in this Section 6.2 shall serve to limit the Company’s obligations under Section 7.2.
          6.3. By the Company for Cause. During the Period of Employment, the Company may terminate the Executive’s employment immediately for “Cause.” For purposes of this Agreement, “Cause” means a good faith determination by the Company that (i) the Executive failed to perform any material duties as an employee of the Company, (ii) the Executive failed to observe material Company policies and/or policies of affiliates of the Company, (iii) gross negligence or willful misconduct by the Executive in the performance of his duties, (iv) the Executive engaged in fraud, theft, material dishonesty, embezzlement, or material misrepresentation or omission with respect to the Company or any of its affiliates, or engaged in conduct that would constitute a felony or any criminal act involving moral turpitude, (v) the material breach by the Executive of this Agreement, including but not limited to any material breach by the Executive of the provisions of Sections 3 and 10 hereof, or (vi) the Executive’s employment with the Company or performance of duties within that employment violates any obligation by the Executive to any third party not to engage in such employment or duties. Each of the foregoing clauses (i), (ii) and (v) is subject to the condition that “Cause” shall only be established after the Company provides the Executive written notice of the facts that the Company alleges constitute “Cause” and twenty (20) days to cure. Notwithstanding the foregoing, such cure period need only be provided if (A) the breach or noncompliance is curable and (B) no similar breach or noncompliance that was previously cured has occurred.
          6.4. By Executive for Good Reason. During the Period of Employment, the Executive’s employment hereunder may be terminated by the Executive for Good Reason upon thirty (30) days’ written notice. For purposes of this Agreement, “Good Reason” means, without the Executive’s written consent, (i) any material breach of this Agreement by the Company, or (ii) any relocation of the Executive’s office as assigned to him by the Company after the Effective Date to a location more than fifty (50) miles from the Company’s existing offices in Kent, Washington. Each of the foregoing clauses is subject to the condition that “Good Reason” shall only be established after the Executive provides the Company with (i) written notice of the facts that the Executive alleges constitute “Good Reason” within ninety (90) days of the date Executive learns of such facts and (ii) thirty (30) days to cure.
          6.5. Other Than for Cause or Good Reason. Subject to the provisions of Section 7, the Executive or the Company may terminate this Agreement for any reason other than for Good Reason or Cause, respectively, upon thirty (30) days’ written notice to the Company or the Executive, as the case may be. In lieu of providing thirty (30) days’ notice, the Company may elect to terminate the Executive’s services immediately and provide the Executive any salary and benefits due for such notice period.
          6.6. Notice of Termination. Any termination by the Company or by the Executive during the Period of Employment shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 15.2 of this Agreement. For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) sets forth in reasonable detail, if applicable, the facts and circumstances claimed to provide a basis for termination of the

Executive’s employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date. The failure by the Executive or Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of the basis for termination shall not waive any right of such party hereunder or preclude such party from asserting such fact or circumstance in enforcing his or its rights hereunder.
          6.7. Date of Termination. “Date of Termination” means the date specified in the Notice of Termination; provided, however, that if the Executive’s employment is terminated by reason of death, the Date of Termination shall be the date of death of the Executive.
          6.8. Return of Company Equipment. On the date the Executive’s employment relationship with the Company is terminated, the Executive agrees to immediately return to the Company, at headquarters in Kent, Washington, all equipment, Confidential Information (as detailed in Section 9.1) and other property of the Company that the Executive may have in his possession, custody, or control. The Executive shall not be entitled to any post-termination payments or amounts until the Executive returns all such equipment, Confidential Information, and property to the Company.
     7. Obligations of the Company Upon Termination. The following provisions describe circumstances under which the Company may be obligated to the Executive upon termination of his employment under this Agreement.
          7.1. Termination by Death, Total Disability, by the Company for Cause or by Resignation Without Good Reason. In the event this Agreement terminates by reason of Total Disability, by reason of the termination of the Executive’s employment by the Company for Cause, or by reason of the resignation of the Executive other than for Good Reason, the Company shall pay to the Executive all Accrued Obligations (as defined below). “Accrued Obligations” shall mean, as of the Date of Termination, the sum of (i) the Executive’s Base Salary through the Date of Termination to the extent not previously paid, (ii) the amount of any bonus, incentive compensation, deferred compensation and other cash compensation earned by the Executive under the terms of the relevant compensation policy as of the Date of Termination to the extent not previously paid and (iii) any accrued unused vacation pay, expense reimbursements and other cash entitlements earned by the Executive or that are otherwise owed as of the Date of Termination to the extent not previously paid. In the event this Agreement terminates by reason of death, the Company shall pay to the Executive’s estate all Accrued Obligations. To the extent that any of the amounts payable pursuant to this Section 7.1 during the first six (6) months following the Date of Termination are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (“Code”), and Executive is a specified employee as defined in Code Section 409A(a)(2)(B)(i) and the regulations thereunder on the Date of Termination at such time, such payments or compensation will not be paid during the first six (6) months but instead shall be paid in a lump sum on the six-month anniversary of the Date of Termination.
          7.2. Resignation With Good Reason or Termination Without Cause. If (i) the Company shall terminate the Executive’s employment other than for Cause (and other than due to the Executive’s death or Total Disability) or (ii) the Executive shall terminate his employment for Good Reason, the Executive shall receive, in addition to the Accrued Obligations, the following, provided that the obligations of Section 7.2.2 are satisfied:
               7.2.1. For a period of twelve (12) months following the Date of Termination, (a) continuation of the Executive’s then-current Base Salary, and (b) reimbursement to the Executive for the cost of health insurance premiums continued pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), provided that the Executive timely elects COBRA coverage (collectively “Severance Benefits”). Notwithstanding the foregoing, the Company’s obligation under this Section 7.2.1(b) to pay Executive’s COBRA premiums shall cease if Executive is eligible to elect group medical coverage under the group medical plan of another employer of the Executive or if his spouse can elect to have the Executive covered as her spouse or dependent under a group medical plan sponsored by her employer, even if the election for such alternative coverage is not made by the Executive or spouse. Executive shall notify the Company as soon as practicable when Executive becomes aware of his eligibility to be covered under a group medical plan of another employer.
     The Severance Benefits will be paid in accordance with the Company’s executive payroll schedule, and no acceleration of such payments shall be permitted. To the extent that any of the Severance Benefits payable pursuant to this Section 7.2.1 during the first six (6) months following the Date of Termination are subject to the provisions of Code Section 409A and Executive is a specified employee as defined in Code Section 409A(a)(2)(B)(i) and the regulations thereunder on the Date of Termination, such payments or compensation will not be paid during the first six (6) months but instead shall be paid in a lump sum on the six-month anniversary of the Date of Termination.
               7.2.2. As a condition of receiving any payments or other benefits specified in this Section 7.2, the Executive must comply with Section 6.8 and agree to, sign, and not revoke or rescind a separation agreement in a form provided by the Company, which separation agreement shall include standard terms such as a full release of all claims against the Company, its officers, directors, employees, and agents. After the separation agreement becomes effective, the Executive will be entitled to the payments and benefits specified in Section 7.2.1.
          7.3. Exclusive Rights. It is understood that the Executive’s rights under this Section 7 are in lieu of all other rights which the Executive may otherwise have had upon termination of employment under this Agreement.
     8. Mitigation. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, nor shall any employment of the Executive affect the obligations of the Company to the Executive under this Agreement except as provided in 7.2.1.

     9. Restrictive Covenants.
          9.1. Confidential Information. The Executive agrees that, both during and after his employment by the Company, he will maintain in confidence, and not disclose to any person or entity or otherwise use, any Confidential Information, except in the good faith performance of his duties or as authorized by the Company in writing. Further, the Executive agrees that he will not use any Confidential Information received by the Company from a third party in any manner inconsistent with any agreement between the Company and such third party of which he is made aware. The Executive acknowledges that all memoranda, notes, documents, drawings, specifications, software, media and other materials containing any Confidential Information are the exclusive property of the Company and, in the event of the termination of his employment, agrees to immediately deliver to the Company all such material in his possession or control. “Confidential Information” means any (i) information received by the Company from third parties which the Company is obligated to keep confidential and (ii) any confidential or proprietary information of the Company whether or not marked or otherwise designated as confidential including, but not limited to, information that is not generally known or readily ascertainable outside the Company regarding the Company’s finances, employees, plans, marketing, customers, vendors, products, technology, designs, techniques, research, development, testing, know-how and other activities. “Confidential Information” shall not include analyst reports, public customer solicitations, earnings call transcripts, interviews in any media format, public investor presentations, press releases by the Company or companies with which it does business, SEC filings, trade show materials, and other similar information in the public domain.
          9.2. Non-Competition; Non-Solicitation. The Executive acknowledges that the nature of his employment with the Company will give him access to trade secrets, confidential information of a technological nature, and specialized training and expertise in the specific businesses in which the Company competes. The Executive further acknowledges that he will have access to Confidential Information concerning customers of the Company and their specialized requirements, and concerning employees of the Company and their specialized abilities. The Executive acknowledges that the use of any of this information or expertise on behalf of a competitor of the Company and/or the solicitation of customers or employees of the Company would constitute unfair competition. Therefore, the Executive agrees that, during the Term (as defined below), he will not:
               9.2.1. Work directly or indirectly (as an employee, consultant, advisor, owner or otherwise) for any business or activity which competes anywhere in the Company’s worldwide marketplace with any product or service of the Company, including any product or service that the Company was actively researching, developing, manufacturing, marketing, distributing, or otherwise commercially exploiting or preparing to exploit as of the Date of Termination;
               9.2.2. Encourage, solicit, or attempt to induce (or assist others to encourage, solicit, or attempt to induce) any customer of the Company to reduce, restrict, or terminate its business relationship with the Company or to shift its business from the Company to any other supplier of competing goods or services;

               9.2.3. Encourage, solicit, or attempt to induce (or assist others to encourage, solicit, or attempt to induce) any employee of the Company to terminate his/her employment relationship with the Company or to work elsewhere with the Executive or any other business, person or activity; or
               9.2.4. Except as otherwise approved by the Board in advance, and except as a passive shareholder of the Company exercising voting rights in the Company, encourage, solicit, engage in, or be involved with, any offer or proposal for a merger, consolidation, recapitalization, liquidation or other business combination involving the Company or the acquisition or purchase of over 5% or more of any class of equity securities of the Company, or any tender offer or exchange offer that if consummated would result in any person or entity beneficially owning 5% or more of any class of the equity securities of the Company, or a substantial portion of the assets of, the Company and its subsidiaries taken as a whole, or any proxy solicitation involving the Company or members of the Board.
     For purposes of this subsection 9.2, “Term” means the Period of Employment with the Company, any Extended Period of Employment, as well as a period of two (2) years after termination of such employment for any reason.
     10. Remedy for Violation of Section 9; Severability.
          10.1. Breach. The Executive acknowledges that the Company has no adequate remedy at law and will be irreparably harmed if the Executive breaches or threatens to breach the provisions of Section 9 of this Agreement and, therefore, agrees that the Company shall be entitled to injunctive relief to prevent any breach or threatened breach of such section and that the Company shall be entitled to specific performance of the terms of such section in addition to any other legal or equitable remedy it may have. In the event of a material breach of Section 9, the Company shall be relieved of the obligation to continue to provide or pay any compensation or benefits otherwise payable under this Agreement. Nothing in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement.
          10.2. Severability. The Executive acknowledges that he has carefully read all of the terms of Section 9 of this Agreement, that he has been advised by the Company to seek legal advice to assist him in this and agrees that all of such terms are necessary for the reasonable and proper protection of the Company’s business, that the Company has been induced to enter into its relationship with him and provide the consideration described herein upon his representations that he will abide by and be bound by each of such terms, and that each term is reasonable in its scope and duration. If for any reason any portion of Section 9 of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the parties agree that the remaining portions of Section 9 of this Agreement shall remain in full force and effect and that such court, upon the request of the Company, may construe and/or modify such invalid or unenforceable portion in a valid and enforceable manner that most closely reflects the effect and intent of the original language.

     11. Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive shall be subject to withholding, at the time payments are actually made to the Executive and received by him, of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment of taxes as required by law, provided that it is satisfied that all requirements of law as to its responsibilities to withhold such taxes have been satisfied.
     12. Arbitration. The parties agree that any dispute arising out of this Agreement shall be resolved by the parties through confidential mediation or final and binding confidential arbitration. The parties will first attempt to mediate the dispute before a neutral mediator agreed upon by the parties. If mediation is not successful, the dispute will be submitted to final and binding confidential arbitration before a neutral arbitrator agreed upon by the parties. Except as specifically provided herein, the mediation or arbitration shall be governed by the rules of the American Arbitration Association or such other rules as agreed to by the parties. Both parties agree that the procedures outlined in this Section 12 are the exclusive methods of dispute resolution, except for any action by the Company for injunctive relief, which may be brought under Section 10.1 of this Agreement in a state or federal court of competent jurisdiction. The mediation or arbitration proceedings shall be conducted in Seattle, Washington or such other location to which the parties may agree. To the maximum extent permitted by law, the Company will share equally with the Executive all mediation and arbitration fees and each party will bear their own respective costs and attorneys fees in the mediation or arbitration; provided that, to the maximum extent permitted by law, the prevailing party shall be entitled to reasonable attorney’s fees and costs as awarded by the arbitrator, in his or her discretion.
     13. Successors. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s heirs and legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. As used in this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     14. Representations.
          14.1. Representations of the Company. The Company represents and warrants that (i) the execution of this Agreement has been duly authorized by the Company, including action of the Board, (ii) the execution, delivery and performance of this Agreement by the Company does not and will not violate any law, regulation, order, judgment or decree or any agreement, plan or corporate governance document of the Company and (iii) upon the execution and delivery of this Agreement by the Executive, this Agreement shall be the valid and binding obligation of the Company, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
          14.2. Representations of the Executive. The Executive represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by the Executive does not and will not, violate any law, regulation, order, judgment or decree or any agreement to which the Executive is a party or by which he is bound, (ii) the Executive is not a party to or bound by any employment agreement, noncompetition agreement or confidentiality agreement with any person or entity that would interfere with this Agreement or his performance of services hereunder, and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
     15. Miscellaneous.
          15.1. Governing Law/Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without reference to principles of choice of law. The state or federal courts located in King County, Washington, shall have exclusive jurisdiction to adjudicate disputes arising under this Agreement, and the parties irrevocably consent to the exercise of jurisdiction of such courts over them. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors or legal representatives.
          15.2. Notices. All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party, by nationally recognized overnight courier, or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
          If to the Executive:
Dr. John B. Cheung
Flow International Corporation
23500 64th Avenue South
Kent, Washington 98032
with a copy to:
[   ]

          If to the Company:
Flow International Corporation
23500 64th Avenue South
Kent, Washington 98032
Attn: General Counsel
with a copy to:
Robert S. Jaffe, Esq.
K&L Gates LLP
925 Fourth Avenue, Suite 2900
Seattle, Washington 98104
or to such other address as either of the parties shall have furnished to the other in writing in accordance herewith. Notices and other communications shall be effective upon delivery, which may be established by a signed receipt or other customary evidence.
          15.3. No Penalty. None of the provisions of this Agreement shall be deemed to impose a penalty.
          15.4. Enforceability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.
          15.5. No Waiver. Any party’s failure to insist upon strict compliance with any provision hereof shall not be deemed to be a waiver of such provision or any other provision hereof.
          15.6. Integration. Except as stated in this Agreement, there are no other representations or understandings regarding your employment with the Company, Seller (either directly or through Puget Partners), or any of their affiliates. This Agreement will supersede any and all written or oral agreements between you and Seller (either directly or through Puget Partners) and all other entitlements under their programs (except those benefits under ERISA plans in which you were vested prior to Close), all of which are hereby waived by you, including without limitation, any employment agreement between you and Seller, the Puget Partners Agreement, any amendments to such agreement(s), and any other benefits offered or provided to you by Seller (either directly or through Puget Partners). Notwithstanding the foregoing, all of your obligations to protect the confidentiality of information of Seller (either directly or through Puget Partners) or their affiliates and to assign intellectual property rights to them or otherwise protect their intellectual property and/or business interests, whether such obligations arose under law or contracts, shall remain in full force and effect.
          15.7. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.
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SIGNATURE PAGE
EMPLOYMENT AGREEMENT
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

FLOW INTERNATIONAL CORPORATION

By:
Its:

DR. JOHN B. CHEUNG